                                                                     EXHIBIT 4.3
                                                                     -----------

                LEASE AMENDING AGREEMENT - EXPANSION OF PREMISES
                ------------------------------------------------


AGREEMENT made May 11, 2000

BETWEEN:


                       O&Y PROPERTIES INC.
                       hereinafter referred to as the "Landlord",

                                 OF THE FIRST PART

             - and -


                       PINNACLE OIL INTERNATIONAL INC.
                       hereinafter referred to as the "Tenant",

                                 OF THE SECOND PART


     WHEREAS by a Lease (the "Lease") dated November 25, 1997, Phoenix Place Ltd. (the "Former Landlord"), leased to the Tenant certain premises consisting of 6,237 square feet on the 7th Floor, (the "Demised Premises") in the building known as Phoenix Place (the "Building") in the City of Calgary as therein described;

     AND WHEREAS by Assignment the Former Landlord assigned all of its title right and interest in the Lease, the Premises and Building to the Landlord;

     AND WHEREAS by Lease Amending Agreement dated September 15, 1999, the Lease was amended to reflect the addition of 1,007 square feet on the 7th Floor of the Building (the "First Expansion Premises")'

     AND WHEREAS the parties hereto desire to amend the Lease in order to include therein additional premises consisting of 6,081 square feet on the 7th Floor (the "Second Expansion Premises'"), as shown outlined in green on Schedule "A", with effect from and after June 1, 2000;

     NOW THEREFORE THIS AGREEMENT WITNESSETH:

1.   The above recitals are true.

2. That with effect from and after June 1, 2000, the Lease is amended as follows:

(a) Subsection 1.01(g)(iii) to be deleted in its entirety and replaced as follows:

      "Demised Premises" means the premises in the Building containing
      ------------------
      approximately 13,325 square feet of rentable area, being composed of 6,237 square feet of rentable area (the "Original

      Premises") shown outlined in blue on Schedule "B", 1,007 square feet of rentable area (the "First Expansion Premises") shown outlined in red on Schedule "B", and 6,081 square ,feet of rentable area (the "Second Expansion Premises") shown outlined in green on Schedule "B" determined in accordance with the BOMA Standard Method of Measuring Floor Area.

(b)  Subsection 1.01(k) to be deleted in its entirety and replaced as follows:

      "Minimum Rent" means the sum of $159,744.00 annually, payable in equal
       -------------
      consecutive monthly instalments of $13,312.00 each in advance on the first day of each and every calendar month during the term of this lease, without deduction, abatement, set-off or compensation whatsoever, except as provided in this lease. The foregoing rent is calculated on the basis of $11.00 per square foot for 6,237 square feet of leased space, $12.00 per square foot for 1,007 square feet of leased space and $13.00 per square foot for 6,081 square feet of leased space.

(c)  The following paragraph is to be added to Article 5.10  Use of Premises
                                                             ---------------

     Furthermore, the Tenant will be entitled to use no more than 350 square feet of the Second Expansion Premises as a fabrication room, (the "Fabrication Room"), provided that the Tenant does not use, cut or manufacture any form of combustible material in such fabrication room and further provided that, at all times, the Tenant shall comply with all applicable municipal by-laws.

(d)  The following paragraph is to be added to Article 7.02  Tenant's
                                                             --------
     Improvements
     ------------

     In addition to the Tenant's obligations as set out herein, the Tenant agrees that, at the expiration or earlier termination of the Term, it will remove all improvements which it has constructed in the Tenant's Fabrication Room, including without limitation, the ventilation system, and restore the Demised Premises to base building condition.

(e)  Schedule "A" attached to replace Schedule "B" in the Lease.

(f) Schedule "B" attached, to replace Schedule "D" of the Lease (as revised in Lease Amending Agreement dated September 15, 1999).

(g) Schedule "E" #3 of the Lease (as revised in Lease Amending Agreement dated September 15, 1999) to be deleted and replaced as follows:

     3.   Leasehold Improvement Allowance
          -------------------------------

          Provided Tenant is Pinnacle Oil International Inc., and is itself in
                             -------------------------------
          possession of and conducting its business from the whole of the Second Expansion Premises in accordance with the Lease and if Tenant is not in default and has not been in default during the Term, then Landlord shall pay to Tenant a one time contribution towards the cost of Tenant's initial leasehold improvements to a maximum amount of $10.00 per square foot of the Rentable Area of the Second Expansion
          ------
          Premises as they are constituted at the effective date of the Lease Amending Agreement dated March 23, 2000, plus GST (the "Allowance"). The Allowance will be payable to Tenant within 30 days after the following conditions have been met:

                    (a) Tenant has obtained Landlord's approval of Tenant's
                        architectural, structural, mechanical and electrical plans and specifications;

                    (b) the appropriate provincial lien period for construction, mechanics' or builders' liens has elapsed since completion of Tenant's work to the satisfaction of Landlord in accordance with the approved plans and specifications;

                    (c) Tenant has produced evidence satisfactory to Landlord
                        that all accounts relating to Tenant's work have been paid and that no such lien has or may be claimed with respect thereto;

                    (d) Tenant has delivered to Landlord, if requested by
                        Landlord, a clearance certificate issued under any workers' compensation or similar workplace safety legislation in force in the province in respect of each contractor and sub-contractor which did work in connection with Tenant's work in the Second Expansion Premises;

                    (e) Landlord has received complete "as built" drawings
                        certified by Tenant's architect with respect to all work done by Tenant in the Second Expansion Premises; and

                    (f) the Lease Amending Agreement dated March 23, 2000 has
                        been executed, the Effective Date has been reached and Tenant has taken occupancy of the Second Expansion Premises in accordance with the Lease.

                    Tenant will provide Notice to Landlord confirming that all of these conditions have been met and advising Landlord of Tenant's GST registration number. Landlord has the right to apply all or any part of the Allowance against any amounts owed to Landlord by Tenant. Tenant agrees that, if the Lease is terminated as a result of any default of Tenant, Tenant will repay to Landlord, as Additional Rent, an amount equal to the full amount of the Allowance which Landlord has advanced, multiplied by a fraction, the numerator of which is the number of months left in the Term and the denominator of which is the number of months in the Term.

(h) In addition to the parking set out in the Parking Agreement in the Lease, the Landlord will provide the following additional parking, on the terms and conditions as set out:

          If Tenant is Pinnacle Oil International Inc., and is in occupation of
                       -------------------------------
          the Second Expansion Premises throughout the Term in accordance with the Lease and if Tenant is not and has not been in default during the Term, then Landlord shall, throughout the Term of the Lease, provide Tenant with 1 permit(s) for reserved parking and 3 permit(s) for
                      -----------     --------             -----------
          random parking in the Building's parking facility, at Landlord's
          ------
          prevailing rates for parking from time to time. At this time, the prevailing rate is $185.00 per permit per month for a permit in the
                             -------
          random parking area and $210.00 per permit per month for a permit in
          ------                  -------
          the reserved parking area.  Although Landlord will attempt to
              --------
          accommodate Tenant's request for a specific type of permit, Tenant acknowledges that permits for some types of parking areas are subject to availability. If Landlord cannot accommodate Tenant's request, Landlord will, in any event, provide Tenant with its permit(s) in the 910 - 7th Avenue SW parking area.
                                           -------------------
          Tenant must accept from Landlord all the permits to which it is entitled on the effective date of the Lease Amending Agreement dated March 23, 2000, or forfeit the number it has not elected to take. Tenant acknowledges and agrees that this is a contractual right only and does not form part of the Premises demised to Tenant and no landlord and tenant relationship exists with respect to this parking right, but the obligations shall be binding upon successors and assigns of Landlord's interest in the Building. Tenant agrees to sign, on Landlord's request, Landlord's standard form of parking license agreement for the Building's parking facility.

2. SAVE as aforesaid all the terms and conditions of the Lease remain unchanged.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

LANDLORD:                       O&Y PROPERTIES INC.

                                Per: /s/ Jan Sucharda
                                     -------------------------------------------

                                Per: /s/ Celia Hitch
                                     -------------------------------------------

                                I/We have the authority to bind the corporation


TENANT:                         PINNACLE OIL INTERNATIONAL INC.

                                Per: /s/ Daniel C. Topolinsky, President and COO
                                     -------------------------------------------

                                Per: /s/ John M. Woodbury, Jr., CFO
                                     -------------------------------------------

                                I/We have the authority to bind the corporation

                                  SCHEDULE "A"
                                  ------------

                                DEMISED PREMISES
                                ----------------


                                   [DIAGRAM]
                                   ---------

                                  SCHEDULE "B"
                                  ------------

                       LANDLORD'S WORK AND TENANT'S WORK
                       ---------------------------------


1.  Landlord's Work
    ---------------

The Second Expansion Premises will be provided on an "as is" basis except for the following Landlord's Work, which shall be performed by Landlord at its cost in the Second Expansion Premises, on a "once only" basis, prior to the date the Tenant takes possession of the Second Expansion Premises:

          (a) Provide Tenant's architect with a preliminary space plan of the Second Expansion Premises to a maximum cost of $0.15 per square foot of Rentable Area of the Second Expansion Premises;

          (b) Demolish and remove all existing improvements within the Second Expansion Premises Tenant does not wish to reuse;

2.  Tenant's Work
    -------------

Tenant will take possession of the Second Expansion Premises in its present "as is" condition, except for the Landlord's Work as set out above. Tenant shall be responsible at its own expense for any modifications or renovations within the Demised Premises, subject to the prior approval of Landlord and in accordance with the Lease.

Tenant shall supply and install a ventilation system for Tenant's Fabrication Room at the Tenant's sole expense. Such ventilation system shall be installed in accordance with Landlord's base building mechanical consultant's plans and specifications. Landlord shall provide such plans and specifications to Tenant within 15 days of full execution of Lease Amending Agreement dated March 23, 2000.